Exhibit (n.2)

                GRAND PRIX FUNDS, INC.

      RULE 18f-3 MULTIPLE CLASS PLAN, AS AMENDED
             (EFFECTIVE DECEMBER 29, 2000)


     Grand Prix Funds, Inc. (the "Company"), a registered investment company currently consisting of the Grand Prix Fund and the Super Core Fund (the
"Funds"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940
Act"), in offering multiple classes of shares of each Fund. A majority of the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Company, has determined in accordance with Rule 18f-3(d) that the following plan (the "Plan") is in the best interests of each class of each Fund and the Company as a whole:

     1. Class Designation. Fund shares will be designated either Class A or Class C.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

     Class A:     Class A shares will be offered for
                  sale at net asset value per share
                  plus a maximum initial sales charge
                  of 5.25%.  Class A shares are
                  subject to a distribution plan
                  adopted pursuant to Rule 12b-1 under
                  the 1940 Act which provides for an
                  annual distribution fee of up to
                  0.25% of the average daily net
                  assets of the Grand Prix Fund and
                  0.35% of the average daily net
                  assets of the Super Core Fund
                  attributable to each Fund's
                  respective Class A shares, computed
                  on an annual basis.  The
                  distribution plan fees for the Class
                  A shares will be used to pay the
                  Funds' distributor or others who
                  render assistance in distributing or
                  promoting Class A shares.

     Class C:     Class C shares will be offered for
                  sale at net asset value per share
                  plus a maximum initial sales charge
                  of 1.00%.  Class C shares will be
                  subject to a distribution plan
                  adopted pursuant to Rule 12b-1 under
                  the 1940 Act which provides for an
                  annual distribution fee of 0.75% of
                  the average daily net assets of a
                  Fund attributable to Class C shares,
                  and an annual shareholder servicing
                  fee of 0.25% of the average daily
                  net assets of a Fund attributable to
                  Class C shares, computed on an
                  annual basis.  The distribution plan
                  fees for the Class C shares will be
                  used to compensate the distributor,
                  selling broker-dealers or others who
                  render assistance in distributing or
                  promoting Class C shares or for
                  providing shareholder services.

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     3.   Expense Allocations.  The following expenses will
be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class. Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the Fund. Notwithstanding the foregoing, a service provider for a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940
Act.

     4. Exchanges and Conversions. There are no conversion features associated with either Fund's Class
A or Class C shares.

     5. General. Each class of each Fund will have exclusive voting rights with respect to any matter related solely to such class's Rule 18f-3 arrangements.
Each class of each Fund will have separate voting rights with respect to any matter submitted to shareholders in which the interests of one class differ from the interests of the other class. Each class will have in all other respects the same rights and obligations as each other class. On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the classes of shares of each Fund. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Funds' investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable class of each Fund, which contains additional information about that class.